Exhibit 77Q1(b) - Text of proposal as described in answer to sub-item 77D(g)

Incorporated by reference is answer to sub-item 77D(g) which is an exhibit in this NSAR which shows the change in Pilgrim America MagnaCap Fund's investment policies and objectives.